UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 27, 2004

                                  MCAFEE, INC.
               (Exact Name of Registrant as specified in charter)

                         Commission File Number 0-20558

         Delaware                                               77-0316593
(State or other jurisdiction                                  I.R.S. Employer
     of incorporation)                                     Identification Number

           3965 Freedom Circle
         Santa Clara, California                                  95054
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: (408) 988-3832


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Item 5. Other Events and Regulation FD

      McAfee, Inc. (the "Registrant") determined, on July 26, 2004, that it would rstate operating results for Q1 2004 and file an amendment to its 10-Q and the related financials for the period. For Q1 2004, the adjustments will increase revenue by $2.5 million, reduce expenses by $0.2 million, increase net income by $2 million and increase diluted earnings per share by $0.01. The revenue adjustment is being made to properly reflect revenue on a limited number of products identified by McAfee in the context of its recent review of revenue recognition procedures. Prior to 2004, sales of these products were not significant. The expense adjustment relates primarily to a partial reversal of an expense accrual in the appropriate period based upon its settlement for less than the amount of the original accrual. These adjustments were discussed by McAfee's board of directors with McAfee's accountants.

Item 7. Financial Statements and Exhibits.

      99.1 Press release dated July 27, 2004, announcing second quarter 2004 results (except with respect to the matters referred to in Item 5, solely furnished and not filed herewith pursuant to Item 12).

Item 12. Results of Operations and Financial Condition

      On July 27, 2004, McAfee, Inc. issued a press release announcing its second quarter 2004 results. A copy of the press release is attached hereto as
Exhibit 99.1 and, except with respect to the matters referred to in Item 5 above, is hereby furnished and not filed.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                           MCAFEE, INC.

Dated: July 27, 2004                            By: /s/ Stephen C. Richards
                                                    ---------------------------
                                                    Stephen C. Richards
                                                    Chief Operating Officer and
                                                    Chief Financial Officer


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EXHIBIT INDEX

Exhibits.

      99.1 Press release dated July 27, 2004, announcing second quarter 2004 results.